Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on this Form S-8 of Sumo Logic, Inc. of our report dated March 12, 2021 relating to the financial statements, which appears in Sumo Logic, Inc.’s Annual Report on Form 10-K for the year ended January 31, 2021.
/s/ PricewaterhouseCoopers LLP
San Francisco, California
March 12, 2021